[Sandler O’Neill + Partners, L.P. Letterhead]

August 8, 2007

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, NE
Washington, DC 20549

RE:	Bradford Bancorp, Inc.
Registration Statement on Form S-1
Request for Acceleration of Effectiveness
File Number 333-143696

Ladies and Gentlemen:

In accordance with Rule 461 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, we hereby join Bradford Bancorp, Inc. (the “Company”) in requesting that the Company’s above-referenced registration statement on Form S-1 be declared effective on Friday, August 10, 2007 at 10:00 a.m. (Eastern time) or as soon thereafter as practicable.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.

By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ Christopher S. Hooper
Christopher S. Hooper
Authorized Signatory

cc:           William Friar, U.S. Securities and Exchange Commission

[Bradford Bancorp, Inc. Letterhead]

August 8, 2007

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, NE
Washington, DC 20549

RE:	Bradford Bancorp, Inc.
Registration Statement on Form S-1
Request for Acceleration of Effectiveness
File Number 333-143696

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C, and in connection with the above-referenced Registration Statement, Bradford Bancorp, Inc. (the “Company”) hereby requests that said Registration Statement on Form S-1 be declared effective on August 10, 2007, at 10:00 a.m., or as soon thereafter as possible.

Furthermore, the Company hereby acknowledges that:

•                  the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•                  staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•                  the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

U.S. Securities and Exchange Commission
August 8, 2007

If you have any questions regarding this request, please telephone Sean P. Kehoe of Muldoon Murphy & Aguggia LLP at 202.686.4921.

Very truly yours,

BRADFORD BANCORP, INC.

/s/ Dallas R. Arthur
Dallas R. Arthur
President and Chief Executive Officer

cc:           William Friar, U.S. Securities and Exchange Commission